Exhibit 3.1

ARTICLES OF AMENDMENT OF ICON ENERGY CORP. Reg. No. 121573

REPUBLIC OF THE MARSHALL ISLANDS REGISTRAR OF CORPORATIONS DUPLICATE COPY The original of this Document was filed in accordance with Section 5 of the Business Corporations Act on

March 31, 2025
/s/ Karim Fakhri
Karim Fakhri
Deputy Registrar

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
ICON ENERGY CORP.
PURSUANT TO SECTION 90 OF
THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, Ismini Panagiotidi, as the Chief Executive Officer of Icon Energy Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Corporation”), for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, as amended, hereby certifies that:

1.	The name of the Corporation is: Icon Energy Corp.

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 30th day of August, 2023, were amended and restated in their entirety as of the 11th day of June, 2024.

3.	Section 2.1 of Article II of the Amended and Restated Articles of Incorporation is hereby amended by adding the following paragraph to the end of the Section:

Effective with the commencement of business on April 1, 2025, the Corporation has effected a one-for-40 reverse stock split as to its issued and outstanding common shares, pursuant to which the number of issued common shares shall decrease from approximately 87,410,311 to approximately 2,185,257 as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares. The reverse stock split shall not change the number of registered common shares the Corporation is authorized to issue or the par value of the common shares. The stated capital of the Corporation is hereby reduced from approximately $87,410.31 to approximately $2,185.26, as adjusted for the cancellation of the fractional shares and which may be further adjusted for the cancellation of fractional shares, and the amount of the reduction in stated capital shall be allocated to surplus.”

4.	All of the other provisions of the Amended and Restated Articles of Incorporation shall remain unchanged.

5.
This amendment to the Amended and Restated Articles of Incorporation was approved by the affirmative vote of holders of common and preferred stock representing a majority of the voting power of the Corporation at the General Meeting of Shareholders of the Corporation held on March 17, 2025, and by the Corporation’s Board of Directors on March 27, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Amended and Restated Articles of Incorporation on this 31st day of March, 2025.

/s/ Ismini Panagiotidi
Name:	Ismini Panagiotidi
Title:	Chief Executive Officer